Exhibit 99.2

[NOT] FOR IMMEDIATE RELEASE January 25, 2010	Investor and Media Contact: Whitney Finch Director of Investor Relations 813.421.7694 wfinch@walterinvestment.com
WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES APPOINTMENT OF

DENMAR J. DIXON AS VICE CHAIRMAN AND EXECUTIVE VICE PRESIDENT
(Tampa, Fla.) — Walter Investment Management Corp. (NYSE Amex: WAC) (“Walter Investment” or the “Company”) today announced that Denmar J. Dixon has been appointed to serve as Vice Chairman and Executive Vice President commencing immediately. Mr. Dixon’s responsibilities will include leading Business Development and Merger and Acquisition efforts as well as Capital Markets activities for the Company.
Mark J. O’Brien, Walter Investment’s Chairman and CEO, said, “I am pleased Denmar has joined Walter Investment to help us achieve our strategic growth objectives at this critical stage in our Company’s development. Denmar is uniquely qualified for this position given his extensive business development, mergers and acquisitions and capital markets/investment banking experience, as well as his long history with the Company. This background, coupled with his demonstrated knowledge and contributions as a Board member will have a significant impact on the growth and performance of Walter Investment.”
Mr. Dixon retired in 2008 after 24 years with Bank of America and Banc of America Securities. At the time of his retirement, Mr. Dixon was a Managing Director and Global Head of the Basic Industries group. During his career at Bank of America, Mr. Dixon completed mergers and acquisitions, equity and debt capital raising and financial restructuring transactions totaling in excess of $75 billion. In addition, Mr. Dixon was the senior banker responsible for the relationship with Walter Investment’s former parent company Walter Energy and was integrally involved in the strategic transactions that culminated with the spin-out of Walter Investment. In May 2008, Mr. Dixon founded Blue Flame Capital, LLC, a financial consulting and advisory firm. Mr. Dixon was elected to the Board of Directors of Walter Investment in April 2009 and was appointed to the Board of Managers of Walter Investment’s predecessor entity in December 2008. Prior to his appointment as Vice Chairman and Executive Vice President, Mr. Dixon resigned his positions on the Company’s Audit, Governance and Compensation Committees.
About Walter Investment Management Corp.
Walter Investment Management Corp. is an asset manager, mortgage servicer and mortgage portfolio owner specializing in subprime, non-conforming and other credit-challenged mortgage assets. Based in Tampa, Fla., the Company currently has $1.8 billion of assets under management and annualized revenues of approximately $190 million. The Company is structured as a real estate investment trust (“REIT”) and employs approximately 215 people. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com.